Exhibit 99.1

Cerulean Secures Debt Facility from Hercules Technology Growth Capital of Up to $26.0 Million

CAMBRIDGE, Mass., January 8, 2015 – Cerulean Pharma Inc. (Nasdaq: CERU), a leader in Dynamic Tumor Targeting™, today announced that it has entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. (NYSE:HTGC) for a term loan of up to $26.0 million and completed a private placement for $1.0 million of Cerulean common stock with Hercules.

“The Hercules debt facility provides Cerulean with significant financial resources and flexibility as we advance the clinical development of our two platform-generated nanoparticle-drug conjugates, CRLX101 and CRLX301,” said Paul Friedman, M.D., Executive Chairman of Cerulean. “Hercules is a recognized leader in growth financing, and we appreciate their insight and support and look forward to our successful partnership.”

A first tranche of $15.0 million was funded upon execution of the loan agreement and will be used to provide additional working capital for general corporate purposes and to repay Cerulean’s existing term loan facility. Under the terms of the loan agreement, Cerulean may, but is not obligated, to draw two additional tranches, one of up to $5.0 million and the other of up to $6.0 million, prior to December 15, 2015, subject to the achievement of certain corporate and clinical milestones.

In connection with the loan agreement, Cerulean issued Hercules a warrant to purchase 171,901 shares of Cerulean common stock at an exercise price of $6.05 per share, except that 20% of those shares cannot be exercised unless and until Cerulean draws down on any portion of the $6.0 million tranche.

In addition, Hercules purchased 135,501 shares of unregistered common stock from Cerulean at a price per share of $7.38 for an aggregate purchase price of $1.0 million, pursuant to a stock purchase agreement that was executed in connection with the loan agreement.

Further information with respect to these agreements with Hercules is contained in a Current Report on Form 8-K which was filed today by Cerulean with the Securities and Exchange Commission.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

About CRLX101

CRLX101 is a dynamically tumor-targeted nanoparticle-drug conjugate (NDC) designed to concentrate in tumors and slowly release its anti-cancer payload, camptothecin, inside tumor cells. CRLX101 inhibits topoisomerase 1 (topo 1), which is involved in cellular replication, and hypoxia-inducible factor-1a (HIF-1a), which research suggests is a master regulator of cancer cell survival mechanisms thought to promote drug and radiation resistance. CRLX101 has shown activity in four different tumor types, both as monotherapy and in combination with other cancer treatments. CRLX101 is currently in Phase 2 clinical development and has been dosed in more than 250 patients.

About CRLX301

CRLX301 is a dynamically tumor-targeted NDC designed to concentrate in tumors and slowly release its anti-cancer payload, docetaxel, inside tumor cells. In preclinical studies, CRLX301 delivers up to 10 times more docetaxel into tumors, compared to an equivalent milligram dose of commercially available docetaxel and was superior to docetaxel in seven of seven animal models, with a statistically significant survival benefit seen in five of those seven models. In addition, preclinical data show that CRLX301 had lower toxicity than has been reported with docetaxel in similar preclinical studies. CRLX301 is currently in Phase 1 clinical development.

About Cerulean’s Dynamic Tumor Targeting™ Platform

Cerulean’s Dynamic Tumor Targeting Platform creates NDCs that are designed to provide safer and more effective cancer treatments. We believe our NDCs concentrate their anti-cancer payloads inside tumors while sparing normal tissue because they are small enough to pass through the “leaky” vasculature present in tumors but are too large to pass through the wall of healthy blood vessels. Once inside tumors, our NDCs enter tumor cells where they slowly release anti-cancer payloads from within the tumor cells.

About Cerulean Pharma

The Cerulean team is committed to improving treatment for people living with cancer. We apply our Dynamic Tumor Targeting Platform to create a portfolio of NDCs designed to selectively attack tumor cells, reduce toxicity by sparing the body’s normal cells, and enable therapeutic combinations. Our first platform-generated candidate, CRLX101, is in multiple clinical trials in combination with other cancer treatments, all of which aim to unlock the power of combination therapy. Our second platform-generated candidate, CRLX301, is in a Phase 1/2a clinical trial. For more information, please visit www.ceruleanrx.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about the clinical development of our product candidates, statements about our estimated research and development expenses and sufficiency of cash to fund specified use of cash and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2014 and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Avastin® is a trademark of Genentech Inc.

Contact:

Aurora Krause

Cerulean Pharma Inc.

Corporate Communications

ir@ceruleanrx.com

617-551-9627